                                                                    EXHIBIT 11.1

              LODGENET ENTERTAINMENT CORPORATION AND SUBSIDIARIES

     STATEMENT REGARDING COMPUTATION OF NET LOSS PER SHARE OF COMMON STOCK
                                  (UNAUDITED)
              (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                                                  YEAR ENDED DECEMBER 31,
                                                                          ----------------------------------------
                                                                              1994          1995          1996
                                                                          ------------  ------------  ------------
Loss before extraordinary loss..........................................       $(3.326)      $(7,026)     $(13,357)
Extraordinary loss......................................................        (1,324)      --             (3,253)
                                                                          ------------  ------------  ------------
Net loss attributable to common stock...................................       $(4,650)      $(7,026)     $(16,610)
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
Weighted average shares outstanding:
  Shares outstanding....................................................     7,275,481     7,337,147     9,570,779
  Additional equivalent shares issuable from assumed exercise of common
    stock options (1)...................................................        51,267        45,324        53,447
                                                                          ------------  ------------  ------------
                                                                             7,326,748     7,382,471     9,264,226
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
Per share amounts:
  Loss before extraordinary loss........................................        $(0.45)       $(0.95)       $(1.39)
  Extraordinary loss....................................................         (0.18)      --              (0.34)
                                                                          ------------  ------------  ------------
  Net loss attributable to common stock.................................        $(0.63)       $(0.95)       $(1.73)
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

------------------------

(1) Includes the effect of options issued during the twelve months preceding the Company's initial public offering. Other options and warrants have not been included because their effect would be anti-dilutive